EXHIBIT 10.4

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (together with the schedules attached hereto, this “Agreement”) dated as of January 31st, 2006.

BETWEEN:

Makeitwork ApS. (herein called the “Seller”) a company incorporated in the Denmark with registration number 26784484 and having an address at Asgaardsvej 10, DK 1811 Frederiksberg C, Denmark

AND:

ITONIS INC. (formerly Kenshou Inc.) a company incorporated under the laws of State of Nevada and having a business address at Klimentska 10, 110 00 Praha 1, Czech Republic.

(herein called the “Buyer”)

WHEREAS, the Buyer desires to purchase and acquire from the Seller and the Seller desires to sell and assign to the Buyer all of the Sellers rights, title and interest in and to the intellectual property relating to FTH Broadband technology known as the “NVE Fiber Middleware Administration Architecture” (the “Architecture”) in exchange for shares of the Buyer; and

WHEREAS, the parties desire to enter into this Agreement to set forth their mutual agreements concerning the above matter;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

ARTICLE 1

SALE AND TRANSFER OF ASSETS; CLOSING

1.1      Sale of Asset Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby (the “Closing”), the Seller will sell, convey, assign and transfer the following (being hereinafter known collectively as the “Assets”) to the Buyer, and the Buyer will purchase and acquire the Assets from the Seller, free and clear of any claims or Encumbrances (as defined in Section 2.6) . The Assets shall include all of the Seller’s right, title and interest in and to the following as at the Closing Date (as defined in Section 1.3 below):

               (i)      Intellectual Property. All rights in and to patents and patent applications, registered or unregistered trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill relating to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined in Section 2.7(h), licenses, agreements and all other proprietary rights, which relate to the use and exploitation of the Architecture (collectively, the “Intellectual Property”). Intellectual Property shall also include all technology and proprietary information developed by any employee, consultant or agent of the Seller during the course of their employment, consultancy or agency with the Seller;

                    (ii)     Permits and Licenses. All rights of the Seller with respect to permits, approvals, orders, authorizations, consents, licenses, certificates and all pending applications therefor (collectively, “Permits”), which have been issued or granted to, or are owned or used by, the Seller in connection with the ownership or use of the Assets;

          1.2      Consideration. In consideration of the sale, transfer and assignment to the Buyer of the Assets, at the Buyer shall issue and deliver to the Seller in consideration for the issue to the Seller, on Closing, an aggregate of 12,000,000 common shares in the capital of the Buyer (the " Shares") hereinafter being referred to as the “Purchase Price”.

          1.3      The Closing. The Closing will take place on the early of the satisfaction or waiver of the Closing conditions set forth in Articles 5 and 6 of this Agreement, and (b) January 31, 2006 (the “Closing Date”).

          1.4      Closing Obligations. At Closing, the Buyer and the Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

          (a)      Conveyance Instruments. The Seller shall deliver to Buyer or its designee such warranty deeds, bills of sale, assignments, and other instruments of conveyance and transfer as the Buyer may reasonably request to effect the assignment to the Buyer or its designee of the Assets, including but not limited to the Assignment set forth in Schedule D to this Agreement

          (b)      Consideration. The Buyer shall deliver to the Seller the Shares.

          (c)      Evidence of Ownership. The Seller shall deliver the documentary evidence of the Seller’s sole right, title and ownership interest in and to the Assets, such evidence to be in a form satisfactory to the Buyer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

          To induce the Buyer to execute, deliver and perform this Agreement, and in acknowledgement of the Buyer’s reliance on the following representations and warranties (in addition to the representations and warranties in Article 1), the Seller represents and warrants to the Buyer as follows as of the date hereof and as of the Closing Date:

          2.1      Organization. The Seller is a corporation duly organized, validly existing and in good standing under the applicable laws of Denmark with the power and authority to conduct its business as it is now being conducted and to own its assets.

          2.2      Power and Authority. The Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by them in connection with the transactions contemplated hereby, and the Seller has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby, including but not limited to the receipt of all necessary regulatory approvals including the approval of the Seller's shareholders. This Agreement is, and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby, when such other agreements and instruments are executed and delivered, shall be, the valid and legally binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

          2.3      No Conflict. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby, nor the consummation of the transactions contemplated hereby, will to the best of the Seller’s knowledge violate or conflict with: (a) any foreign or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to the Seller; (b) any provision of any charter, bylaw or other governing or organizational instrument of the Seller; or (c) any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which the Seller is a party or by which the Seller is bound.

          2.4      Required Consents. No Permit (as defined in Section 1.1(a)(iv)) or approval, authorization, consent, permission, or waiver to or from any person, or notice, filing, or recording to or with, any person is necessary for: (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by the Seller in connection with the transactions contemplated hereby, or the consummation by the Seller of the transactions contemplated hereby; or (b) the ownership and use of the Assets by the Buyer.

          2.5      Intellectual Property.

          (a)      The Seller owns or has the valid right to use all of the Intellectual Property (as defined in Section 1.1(a)(ii)) comprised in the Assets all of which is described on Schedule “A” attached hereto.

          (b)      The Intellectual Property owned or used by the Seller is free and clear of all Encumbrances or other restrictions on transfer. The Seller is registered with the applicable governmental agency as the sole owner of record for each application and registration listed on Schedule “A”. The Seller is, where applicable, the registered owner of such Internet domain names listed on Schedule “A” and where applicable has a currently valid registration of such domain names.

          (c)      The patent and trademark registrations listed in Schedule “A” are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. There is no pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against such registrations or against any Intellectual Property licensed to the Seller pursuant to the License Agreements (as defined in the next paragraph).

          (d)      Schedule "B" attached hereto sets forth a complete and accurate list of all agreements pertaining to the use of, or granting any right to use or practice any rights under,

any Intellectual Property, whether the Seller is the licensee, licensor or user thereunder and whether written, oral, express or implied, any written settlements or consents relating to any Intellectual Property and covenants not to sue (collectively, the “License Agreements”), indicating for each the title, the parties, date executed, and the Intellectual Property covered thereby. Except as set forth in Schedule "B", there are no settlements, consents, judgments, or orders or other agreements which restrict any of the Seller’s rights to use any Intellectual Property or permit third parties to use any Intellectual Property which would otherwise infringe any of the Seller’s Intellectual Property.

          (e)      To the best of the Seller’s knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by, assigned or licensed to the Seller, and no such claims are pending against a third party by the Seller.

          (f)      Schedule "C" attached hereto lists all Software currently or previously owned, licensed, sublicensed, assigned, leased, sold to or by or otherwise used by the Seller, and identifies which is owned, licensed, sublicensed, assigned, leased, sold or otherwise used, as the case may be. “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or otherwise, (ii) computer databases and computer compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) subsequent error corrections or updates relating to any of the foregoing, (iv) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) Internet domain names and the technology supporting and content contained on the respective Internet site(s), and (vi) all end-user and programmer documentation, including user manuals and training materials, relating to any of the foregoing.

          (g)      Each item of Software listed in Schedule "C" is either: (i) owned by the Seller, (ii) currently in the public domain or otherwise available to the Seller without the license, lease or consent of any third party, or (iii) used under rights granted to the Seller pursuant to a written agreement, assignment, license or lease from a third party, which written agreement, license or lease is listed in Schedule "C". The Seller’s use of the Software set forth in Schedule "C" does not violate the rights of any third party. With respect to the Software set forth in Schedule "C" which the Seller purports to own, such Software was either: (x) developed by employees of the Seller within the scope of their employment; (y) developed by independent contractors who have assigned their rights to the Seller pursuant to written agreements; or (z) acquired by the Seller from third parties.

          (h)      Except for any open-source software code set out in Schedule “C” made available to the Seller under a free and assignable license, which the Seller is entitled to so utilize under a license it holds from a third party that is assignable to the Buyer, the Software does not incorporate codes other than those developed by the Seller or its employees or consultants who developed such codes under work for hire agreements with the Seller.

          2.6      Investor Representations. The Seller acknowledges and agrees that the Shares will be offered and sold to the Seller without such offers and sales being registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and will be issued to the Seller in accordance with Rule 903 of Regulation S of the Securities Act in an “offshore transaction” within the meaning of Regulation S based on the representations and warranties of the Seller in this Agreement. As such, the Seller further acknowledges and agrees that all Shares will, upon issuance, be “restricted securities” within the meaning of the Securities Act.

          2.7      Agreement Regarding Resale. The Seller agrees to resell the Shares only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration pursuant to the Securities Act, and otherwise in accordance with all applicable state securities laws and the laws of any other jurisdiction. The Seller agrees that the Buyer may require the opinion of legal counsel reasonably acceptable to the Buyer in the event of any offer, sale, pledge or transfer of any of the Shares by the Seller pursuant to an exemption from registration under the Securities Act. The Seller further covenants and agrees that it will not offer sell, hypothecate or otherwise transfer the Shares to any other party until the one year anniversary of the date on which any shares in the Company’s common stock are listed and quoted for trading through the facilities of the NASD Over-the-Counter Bulletin board and thereafter only in compliance with this Agreement, without the consent of the Buyer.

          2.8      Prohibition Against Hedging Transactions. The Seller agrees not to engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act.

          2.9      Right of Company to Refuse Transfer. The Seller agrees that the Buyer will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, pursuant to an available exemption from registration, or otherwise pursuant to this Agreement.

          2.10    No Obligation to Register. The Seller acknowledges that the Buyer has not agreed and has no obligation to register the resale of the Shares under the Securities Act.

          2.11    Share Certificates. The Seller acknowledges and agrees that all certificates representing the Shares will be endorsed with the following legend in accordance with Regulation S of the Securities Act or such similar legend as deemed advisable by legal counsel for the Buyer to ensure compliance with Regulation S of the Securities Act and to reflect the status of the Shares as restricted securities:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT”.

          2.12    Issuance of Shares The Seller represents and warrants to the Buyer as follows, and acknowledges that the Buyer is relying upon such covenants, representations and warranties in connection with the issue of the Shares to the Seller:

          (a)      the Seller is not a “U.S. Person” as defined by Regulation S of the Securities Act and is not acquiring the Shares for the account or benefit of a U.S. Person;

          (b)      the Seller was not in the United States at the time the offer to purchase the Shares was received or this Agreement was executed;

          (c)      the Seller has such knowledge, sophistication and experience in business and financial matters such that it is capable of evaluating the merits and risks of the investment in the Shares. The Seller has evaluated the merits and risks of an investment in the Shares. The Seller can bear the economic risk of this investment, and is able to afford a complete loss of this investment;

          (d)      the Seller acknowledges that the Buyer is in the early stages of development of its business and the Buyer’s success is subject to a number of significant risks, including the risk that the Buyer will not be able to finance its plan of operations. The Seller further acknowledges that (i) the Buyer has limited cash and working capital, (ii) the Buyer will have to raise additional capital in order to finance its plan of operations which capital may be raised by the issue of additional shares of its common stock which will result in dilution to the Seller, and (iii) the Buyer has no arrangements for any financing in place and there is no assurance that any financing will be completed;

          (e)      the Shares will be acquired by the Seller for investment for the Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in the United States or to U.S. Persons. The Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares;

          (f)      the Seller has been afforded access to information about the Buyer and the Buyer’s financial condition, results of operations, business, properties, management and prospects sufficient it to evaluate its investment in the Shares. The Seller further represents that it has had an opportunity to ask questions and receive answers from representatives of the Buyer regarding the terms and conditions of the offerings completed by the Buyer and the business, properties, prospects and financial condition of the Buyer, each as is necessary to evaluate the merits and risks of investing in the Shares. The Seller believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Seller has had full opportunity to discuss this information with the Seller’s legal and financial advisers prior to execution of this Agreement;

          (g)      the Seller acknowledges that the Buyer will rely on these representations in completing the issuance of the Shares to the Seller;

          (h)      the Seller acknowledges that the offering of the Shares by the Buyer has not been reviewed by the United States Securities and Exchange Commission or any state securities regulatory authority;

          (i)      this Agreement has been duly authorized, validly executed and delivered by the Seller; and

          (j)      the Seller has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the purchase of the Shares and the execution of this Agreement, including (i) the legal requirements within its jurisdiction of incorporation or residence of the Seller for the purchase of the Shares; (ii) any local or foreign exchange restrictions applicable to such purchase; (iii) any governmental or other consents that may need to be obtained; (iv) the income tax and other tax consequences, if any, that may be relevant to an investment in the

Shares; and (v) any restrictions on transfer applicable to any disposition of the Shares imposed by the jurisdiction in which the Seller is incorporated or resident.

          2.13    Disclosure. No representation, warranty, or statement made by the Seller in this Agreement or in any document or certificate furnished or to be furnished to the Buyer pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. The Seller has disclosed to the Buyer all facts known or reasonably available to the Seller that are material to the financial condition, operation and use of the Assets.

          2.14    Truth at Closing. All of the representations, warranties and agreements made by the Seller contained in this Agreement shall be true and correct and in full force and effect on and as of the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

          To induce the Seller to execute, deliver and perform this Agreement, and in acknowledgement of Seller’s reliance on the following representations and warranties, the Buyer hereby represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date:

          3.1      Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets.

          3.2      Subsidiary. The Buyer is the sole owner of all of the issued share capital of Itonis CZ s.r.o. (the “Subsidiary”). The Subsidiary is duly incorporated, validly existing and in good standing under the laws of the Czech Republic, with the power and authority to conduct its business as it is now being conducted and to own and lease properties and assets.

          3.3      Power and Authority. The Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and the Buyer has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by the Buyer in connection with the transactions contemplated hereby shall be, the valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms.

          3.4      Broker’s or Finder’s Fees. The Buyer has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

          3.5      No Conflict. Neither the execution and delivery by the Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by the Buyer in connection with the transactions contemplated hereby or thereby, nor the consummation by the Buyer of the transactions contemplated hereby, will violate or conflict with: (a) any foreign or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to the Buyer; or (b) any provision of any charter, bylaw, or other governing or organizational instrument of the Buyer.

          3.6      Truth at Closing. All of the representations, warranties, and agreements of the Buyer contained in this Agreement shall be true and correct and in full force and effect on and as of the Closing Date.

ARTICLE 4

COVENANTS OF THE SELLER PRIOR TO CLOSING

          4.1      Required Approvals. As promptly as practicable after the date of this Agreement, the Seller shall make all filings required by foreign or local law to be made by them in order to consummate the transactions contemplated hereby. The Seller shall (a) cooperate with the Buyer with respect to all filings that the Buyer elects to make or is required by law to make in connection with the transactions contemplated hereby, and (b) cooperate with the Buyer in obtaining any consents of the type described in Sections 2.4 and 2.5.

          4.2      Prohibited Actions. In no event, without the prior written consent of the Buyer, shall the Seller:

          (a)      permit any of the Assets to be subjected to any claim or Encumbrance;

          (b)      waive any claims or rights of substantial value respecting the Assets, or sell, transfer, or otherwise dispose of any of the Assets, except in the ordinary course of business and consistent with past practice; or

          (c)      dispose of, license, or permit to lapse any rights in any Intellectual Property;

          4.3      Access. From the date of this Agreement to the Closing Date, the Seller shall: (a) provide the Buyer with such information and access as the Buyer may from time to time reasonably request to the Assets.

          4.4      Non-Solicitation. Until the completion or termination of the transactions contemplated by this Agreement, the Seller shall not, nor shall any of its representatives, solicit, offer or encourage any sale, transfer or other disposition of any of the Assets.

ARTICLE 5

CONDITIONS TO THE SELLER’S OBLIGATIONS

          Each of the obligations of the Seller to be performed hereunder shall be subject to the satisfaction (or waiver by the Seller) at or prior to the Closing Date of each of the following conditions:

          5.1      Representations and Warranties; Performance. The Buyer shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, the representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by the Buyer’s Board of Directors, and the Seller shall have received a certificate to that effect signed by the secretary of the Buyer.

          5.2      Litigation. No Litigation shall be threatened or pending against the Buyer or the Seller that, in the reasonable opinion of counsel for the Seller, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

          5.3      Documents Satisfactory in Form and Substance. All agreements, certificates, and other documents delivered by the Buyer to the Seller hereunder shall be in form and substance satisfactory to counsel for the Seller, in the exercise of such counsel’s reasonable judgment.

ARTICLE 6

CONDITIONS TO THE BUYER’S OBLIGATIONS

          Each of the obligations of the Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by the Buyer) at or prior to the Closing Date of each of the following conditions:

          6.1      Representations and Warranties; Performance. The Seller shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date, the representations and warranties of the Seller set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by the Seller’s Board of Directors, and the Buyer shall have received a certificate to that effect signed by the secretary of the Buyer.

          6.2      Consents. All required approvals, consents and authorizations shall have been obtained.

          6.3      No Litigation. No Litigation shall be threatened or pending against the Buyer or the Seller that, in the reasonable opinion of counsel for the Buyer, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

          6.4      Due Diligence. The Buyer shall have completed its due diligence review of the Assets and shall have been satisfied with the findings thereof.

          6.5      Proof of Ownership of Assets. The Seller shall have delivered to the Buyer documentary evidence of the Seller’s sole right, title and ownership interest in and to the Assets, such evidence to be in a form satisfactory to the Buyer in the Buyer’s sole discretion.

ARTICLE 7

COVENANTS OF THE SELLER AND THE BUYER FOLLOWING CLOSING

          7.1      Allocation of Purchase Price; Transfer Taxes.

          (a)      Consistent with applicable tax rules, the Buyer shall allocate the Purchase Price to the Assets. The Buyer shall prepare and file, in a timely fashion, forms in a manner consistent with such allocation with the relevant tax authority. All tax returns and reports filed or prepared by the Buyer and/or the Seller with respect to the transactions contemplated by this Agreement shall be consistent with the allocation made by the Buyer under this Section 7.1(a) .

          (b)      All sales, transfer, and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Seller and the Seller shall file all necessary documentation with respect to such taxes.

          7.2      Further Assurances. Subject to the terms and conditions of this Agreement, each party agrees to use all of its reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary and proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.

          7.3      Nondisclosure of Proprietary Data. The Parties shall hold in a fiduciary capacity for the benefit of each other all secret or confidential information, knowledge or data relating to the each other or any of their affiliated companies, and their respective businesses, which shall not be or become public knowledge. Neither Party, without the prior written consent of the other, or as may otherwise be required by law or legal process, shall communicate or divulge either before or after the Closing Date any such information, knowledge or data to anyone other than the other Party and those designated by the other Party in writing.

ARTICLE 8

SURVIVAL AND INDEMNITY

          8.1      Survival of Representations, Warranties, etc. Each of the representations, warranties, agreements, covenants and obligations herein is material and shall be deemed to have been relied upon by the other party or parties and shall survive indefinitely after the date hereof and after the Closing and shall not merge in the performance of any obligation by any party hereto. All rights to indemnification contained in this Agreement shall survive the Closing indefinitely.

          8.2      Indemnification by the Seller and Buyer. The parties shall indemnify, defend, and hold harmless each other, and the each others representatives, stockholders, controlling persons and affiliates, at, and at any time after, the Closing, from and against any and all demands, claim, actions, or causes of action, assessments, losses, damages (including incidental and consequential damages), liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation (as defined in Section 2.13), and settlement amounts, together with interest and penalties (collectively, a “Loss” or “Losses”), asserted against, resulting to, imposed upon, or incurred by the either party, directly or indirectly, by reason of, resulting from, or arising in connection with: (i) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby; (ii) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby, as if such representation or warranty were made on and as of the Closing Date; (iii) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either party in connection this Agreement or any of the transactions contemplated hereby; and (iv) to the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

          The remedies provided in this Section 8.2 will not be exclusive of or limit any other remedies that may be available to the either party to this Agreement.

ARTICLE 9

TERMINATION

          9.1      Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a)      by mutual written consent of the Seller and the Buyer;

          (b)      by either the Seller or the Buyer if (i) there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement, on the part of the Buyer, in the case of a termination by the Seller, or on the part of the Seller, in the case of a termination by the Buyer, which breach shall not have been cured, in the case of a representation or warranty, prior to Closing or, in the case of a covenant or agreement, within ten (10) business days following receipt by the breaching party of notice of such breach, or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable; or

          (c)      by either the Seller or the Buyer on 30 days written notice, if the transactions contemplated hereby shall not have been consummated on or before February 28, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the transactions contemplated hereby to have occurred on or before the aforesaid date.

          9.2      Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, unless otherwise specified in this Agreement, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s rights to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

MISCELLANEOUS

          10.1      Entire Agreement. This Agreement, and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof and supersede all prior oral or written agreements with respect to the subject matter hereof.

          10.2      Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          10.3      Amendments and Waivers. No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion. No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

          10.4      Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

          10.5      Attorney’s Fees. Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof including, but not limited to, the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof or for damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then, whether such matter is settled by negotiation, or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees for the services rendered to such prevailing party.

          10.6      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          10.7      Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          10.8      Expenses. Except as specifically provided herein, the Seller and the Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, and counsel.

          10.9      Notices. All notices, requests, demands, claims, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given five business days after such notice, request, demand, claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and, in any case, all such communications must be addressed to the intended recipient at the address set forth on the first page of this Agreement. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

          10.10    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without giving effect to the principles of choice of law thereof.

          10.11    Arbitration. Any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in the State of Nevada, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute and (3) subject to the jurisdiction of the Superior Court of the State of Nevada for the purpose of confirmation and enforcement of any award.

          10.12    References, etc.

          (a)      Whenever reference is made in this Agreement to any Article, Section, or paragraph, such reference shall be deemed to apply to the specified Article, Section or paragraph of this Agreement.

          (b)      Wherever reference is made in this Agreement to a Schedule, such reference shall be deemed to apply to the specified Schedule attached hereto, which are incorporated into this Agreement and form a part hereof. All terms defined in this Agreement shall have the same meaning in the Schedules attached hereto.

          (c)      Any form of the word “include” when used herein is not intended to be exclusive (e.g., “including” means “including, without limitation”).

          10.13    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

          10.14    No Third Party Beneficiary Rights. No provision in this Agreement is intended or shall create any rights with respect to the subject matter of this Agreement in any third party.

          10.15    Such Other Acts. The parties hereto shall do all things, take such acts and execute such documents as are necessary to give effect to the intention herein contemplated.

[the remainder of this page has been left intentionally blank]

          10.16    Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first indicated above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first indicated above.

MAKEITWORK APS

By:	/s/ John Marienhof
Name: JOHN MARIENHOF
Title: Director

ITONIS INC.

By:	/s/ Nicolas Lavaud
Name: NICOLAS LAVAUD
Title: Director

SCHEDULE A

INTELLECTUAL PROPERTY

Trade Marks

There is no trademark associated with the Intellectual Property.

Patent Applications

The is no patent application associated with the Intellectual Property

Internet Domain Names

There is no Internet domain name associated with the Intellectual Property.

Copyright

The Owned Software described in Schedule “C” below.

SCHEDULE B

LICENSING AGREEMENTS

Dansk Bredbaand/FTH Bredbaand is - as a part of the purchase agreement with MIW - granted a free, timeunlimited, non-exclusive right to use the software or any part of the software in its business providing IPTV offerings to its customers.

See the Licensed Software set forth in Schedule “C” below.

SCHEDULE C

SOFTWARE

System Overview

System Summary

NVE Fiber Middleware Adminstrative Architecture (the “System”) is FTH Broadband technology composed of all the source code necessary for running “video services through broadband Internet connection” in Danish. The system has been in used by Dansk Broadband for the last three years and is fully functional. It integrates different components provided by third parties and offers all the middleware functionality required for an ISP (Internet Service Provider) to offer “video over internet” to its customers.

With the System, an ISP is able to glue together key third party video components (streaming servers, encoders, storage, set top box) and to offer video services to its customers via a state-of-the-art on-screen menu driven portal (“Portal”). The System offers the following key services:

-	IPTV (Internet Protocol Television): Television channels are encoded and sent through an Internet network to a set top box enabling end users to watch programs on standard televisions.
-	Video on Demand services (“VOD”): The operator is able to upload movies through a DVD console and offer them for download via Internet through a portal to the end users.
-	Email: End users can send and receive emails on their televisions using the System’s portal
-	Internet access: End users can access the Internet on their Televisions using the System portal.

It is important to notice that the system does NOT include the third party components. Those would need to be purchased separately in order to set up the service. Those components are:

-	Tandberg Encoders (TB)
-	Ncube video servers (NC)
-	Core network switches (SEC)
-	WebPartner Mail server (WP)
-	Kreatel set top box (KR)

The picture below offers an overview of the system architecture as it is run at Dansk Bredband (test systems are not necessary for setting up the system but are recommended for provisioning the service live).

Architecture Overview

The System is composed of the following components:

-	Portal
-	Portal Management
-	Infocast module configuration
-	DHCP server configuration
-	Interfaces/Glue between the various components (from Makeitwork and third parties)

Those components are described in details in the next section:

System Architecture and Specifications

Portal overview

The Portal software runs on a platform consisting of Open Source operation and DBMS software – further more the application is coded in java towards a Jboss application server. The DBMS is a Mysql version 4.x. Running on RedHat.

Currently there is a setup with 2 server type instances – an application server that holds all of the proprietary code + the Jboss application server – and a DBMS server – running only the DBMS.

USER INTERFACE
The portal offers an easy to use interface for the end user to access the video content offered by the ISP. The portal has been written to be displayed through a Kreatel set top box on a TV set.

Below are some screenshots taken from the live system:

Main Menu	IPTV menu

Video on Demand service	Email service

Please note that all text is hardcoded in Danish.

The portal application is not a simple user interface. It offers some advance functionality necessary for the success of the service. One of the key functionality that assures high quality of service is the handling of movie order:

HANDLING OF MOVIE ORDER

When a subscriber orders a movie from the VOD part of the Portal, the subscriber will in the end be asked to confirm the purchase with a personal pin code. When the subscriber types in the pin code the following happens:

  The Portal checks if the clients validity through password verification
  The billing information is registered in the data base; however a flag is pointed to show that the movie is not played yet
  A URL address is returned to the movie and now the STBox is provided with access to download and play the movie
  The Portal accesses a video server and searchs the server log to verify if streaming of the video has begun
  If the streaming has begun then the movie is being played and this information is registered in the data base
  If the streaming doesn’t begin, then this “error” is handled in the Portal and the subscriber is not being charged for a movie which has not be seen.

Every time a subscriber starts the movie within the rental period a check is conducted at the Ncube log as described above. This is to prevent subscribers from being charged for a movie they can’t see due to technical errors, i.e. if the network creates problems. The streaming from the Ncube servers is done by letting port 554 stay open to everyone. When a STBox requests a movie it request to this port and a new port is opened exclusively for this individual STBox (unicast). This implies that a new port is opened for every STBox and the movie is hereafter streamed to the STBox.

Portal management

The Portal software runs on a platform consisting of Open Source operation and DBMS software – additionally the application is coded in java towards a Jboss application server. The DBMS is a Mysql version 4.x. running on linux based RedHat.

This module allows the administrator to modify and monitor the Portal which can be accessed via a Web interface, see screenshots below:

Service logs	IP settings

It includes the following functionality:

Customer Provisioning
Via a web based GUI – all kind of operators – such as administrators and customer service staff, can create new users and add product subscriptions with complex parameters that will be provisioned to other systems.

Several types of customer objects can exist in the database - among others, customers with no subscriptions, customers with one or more subscriptions, potential customers etc.

All active customers are members of a group. This grouping is used to determine which specific network operator they belong to and. to provide various user groups messages about interferences in the service delivery within various areas.

Service Provisioning
It is possible to define new package (set of channels, number of films to be viewed) for a certain price. This provides the flexibility to offer various price package.

Metadata Updating
Pictures to the VOD part of the Portal are uploaded by the Movie-Picture-Editor in the Portal administration and the metadata collected from the third party solution, Nable is used to present movie information in the VOD part of the Portal

INFOCAST MODULE

The Infocast module is a third party application provided by Kreatel. It provides a tool for uploading the necessary information to the Set top box. That includes:

-	Splash screen
-	Booting information
-	Channel information
-	Streaming information

The System includes the set up and the necessary configuration scheme for the functioning of the whole solution.

DHCP SERVER

In order to limit access and bandwidth to paying subscribers in the Portal, the System has been designed to identify subscribers based on IP-addresses to confirm if the address belongs to the STBox or a Personal Computer (“PC”). To allow each household to connect more than one STBox and PC, there has to be a number of IP-addresses available for both the STBox and the personal computer.

Multiple household IP address are created by allocating each household its own subnet with IP-addresses belonging to it. Every household has 62 addresses available (actually it’s 64 addresses, but the first address in the range goes to the net address and the last one goes to a broadcast address), divided in two ranges of each 31 addresses, which in turn gives the possibility to have 31 STBox’es and 31 personal computer’s per subnet/household. As such, the configuration of the DHCP server has two pools for each subnet with 31 addresses in each and a definition of which router/broadcast address the particular subnet must use. A STBox is recognized in the DHCP server from the first 6 bytes in its MAC address, which is send with the DHCP DISCOVER and the REQUEST headers from the STBox and the PC. In this way the

DHCP server can decide whether the unit should be allocated its IP-address from the STBox pool or the PC pool.

Since the network address takes its point of origin from a class A network with the address 10.0.0.0, it gives a possibility of 262.144 subnets/households in the present setup.

DHCP assign the IP addresses according to the following procedure:

1. Discover	The STBox or PC requests an IP address.
2. Offer	The DHCP server offers an available IP address depending on the mac etc.
3. Request	The STBox or PC confirms usage of the address.
4. Acknowledge	The DHCP acknowledge the use (confirmation).

The lease period is 6 hours.

For the allocation of IP addresses to the STBox’s, the DHCP option 128 is used to define the multicast stream the STBox should join.

Interface between the different components
There are many interfaces that are form part of the System. Those interfaces have been developed specifically for working in the given environment. Still, most of them could be re-used or slightly adapted to work in a more flexible environment.

The main interfaces developed are:

Billing Interface
Provisioning of Customers and product subscriptions as well as Termination/changes are provisioned with a proprietary developed java module, that interfaces with the bss softwares Corba API

This is a complex interface critical to the success of the service. It includes the registration of the new users and access right to TV channels (which channels can be watched by the users). All the information is first written to the Portal application.

The Portal transfers billing information from CORBA to the Nable server ever 30 seconds. Additonally, this information is registered every time a movie is rented (or other services are bought). By immediately transferring billing information to Nable, it is possible to extract different forms of historic data and charts on the billing information, giving a quick overview on the sale of different movies (depending on functionality installed on the third party platform).

Handling of TV Programs

TV programs are streamed with the multicast protocol and thus functions technically in the same manner as described when the STBox is loading a boot image.

To which TV packet the individual subscriber has access is defined in two ways. A static file in the boot image itself is being loaded when the STBox boots and a script is loaded from a page in the Portal, which defines the amount of TV programs allowed from the STBox.

No matter what the static file always has a basic packet defined and loaded when the STBox boots. In this way the subscriber can still see the most important TV programs, even if the Portal doesn’t give any information about which TV programs are paid for, due to errors or break downs. During normal use, the static file will be loaded first, but it is overwritten by a dynamic file from the Portal based on what the subscriber has paid for.

HANDLING OF DATA AND METADATA

This is a key functionality of the System. Even if the Ncube servers are being used for storage, data and metadata needs to be uploaded to it and properly handled.

Upload of new movies is done by transferring the movies with the FTP protocol to the Ncube server. It is important to note the placement of the file in the file system on the Ncube server. The movie is actually created and initiated by making a Tag-file on the Nable administration interface. When the Tag-file is done, the movie is ready for use.

The Portal and TestPortal receive their metadata from the Nable server, by attaching the Portal and TestPortal to a subscriber name – a sort of a subscription – on the Nable server. Whenever metadata is being updated, i.e. when a new movie is uploaded to the Ncube server, it is possible to define which subscriber names should have the update. The Portal and the TestPortal are divided into separate subscriber names, thus making it possible to upload new information to the TestPortal and allowing test of this information/movie. If the test succeeds then the Portal itself can be updated with the same information, which has been tested prior to production. All the procedure has been developed and can be re-used in the same environment.

Both the Portal and the TestPortal use the publish/subscribe principal and have a continuous open connection to Nable. Updates of movies and metadata can be published to subscribers from the Nable administration and hereafter sent to the Portal and/or the TestPortal to be updated. Pictures to the VOD part of the Portal are uploaded by the Movie-Picture-Editor in the Portal administration and the metadata collected from Nable is used to present movie information in the VOD part of the Portal.

Handling of Emails

WebPartner’s servers are used for both outgoing mail (SMTP) and ingoing mail (POP3 / IMAP). These protocols have been implememented in the Portal.

The Portal acts as a gateway or intermediate station and communicates between the STBox at the subscriber level and the mail server at WebPartner server level. As such, the Portal performs a login on behalf of each user and sends mail information to and from the STBox.

The current system supports one household account and one or more user accounts.

Product Subscription / Creation on the VOIP Soft Switch
Functionality via http has been implemented to create telephony subscriptions on a soft switch system. This function has not been implemented in the live environment and may requires additional testing.

Update of Program Information to the EPG
Update of program information to the EPG The “Program Information Collector” is a separate program, which updates the TV program information to the Electronic Program Guide (EPG) located in the Nable video management. This is automatically downloaded from the Internet.

This is a cron-script run on a daily basis at 6 am, 12 noon and 5.40 pm, but it can also be executed manually from the Portal.

Owned Software

The Vendor owns the primary elements of Dansk Broadband Solution (the “System”) as previously described in this Schedule, being at the core is all the middleware and the portal application of the NVE Middleware Administrative Architecture. In addition the Vendor also owns the following software included in the Assets being sold:

Licensed Software

The solution does not use any licensed software.

Open Source Software

The complete solution uses a few Open Source components.

  MySQL version 4.X
  Redhat linux
  Jboss application software

SCHEDULE D

ASSIGNMENT OF INTELLECTUAL PROPERTY

ASSIGNMENT OF INTELLECTUAL PROPERTY

          WHEREAS MAKEITWORK APS., a company incorporated in the Denmark with registration number 26784484 and having an address at Asgaardsvej 10, DK 1811 Frederiksberg C, Denmark (the “Assignor”), is the owner of all right, title and interest in and to all of the Intellectual Property and Permits, as such terms are defined in an Asset Purchase Agreement dated as of January 31st, 2006 by and between the Assignor and ITONIS INC. (the “Assignee”);

          AND WHEREAS the Assignee ITONIS INC. a company incorporated under the laws of State of Nevada and having a business address at Klimentska 10, 110 00 Praha 1, Czech Republic, is desirous of securing the entire right, title and interest in and to the Intellectual Property and Permits;

          NOW, THEREFORE, be it known that, for good and valuable consideration the sufficiency and receipt of which from Assignee is hereby acknowledged, we, as Assignor, have sold, assigned, transferred, and set over, and do hereby sell, assign, transfer, and set over unto the Assignee, its lawful successors and assigns, our entire right, title, and interest in and to the Intellectual Property and Permits.

          AND, WE HEREBY further covenant and agree that We, as Assignor, will, without further consideration, communicate with the Assignee, its successors and assigns, any facts known to us respecting the Intellectual Property and Permits and testify in any legal proceeding, sign all lawful papers when called upon to do so, execute and deliver all papers that may be necessary or desirable to perfect the title to the Intellectual Property and Permits in said Assignee, its successors and assigns. understanding that any expense incident to the execution of such papers shall be borne by the Assignee, its successors and assigns.

EXECUTED this 7th day of February, 2006.
IN TESTIMONY WHEREOF, We have hereunto set our hands.

MAKEITWORK APS.

/s/ John Marienhof
Per: _________________________________
Authorized Signatory

WITNESS:

On this    7 day of February, 2006, before me personally appeared John Marienhof, who is known to me to be the individual who executed the foregoing instrument on behalf of the Assignor and who acknowledged to me that he/she executed the same and was duly authorized by the Assignor to do so.

Jesper Kauffeldt
(Name of Witness)

/s/ Jesper Kauffeldt
(Signature of Witness

Julius Bloms Gade 29, 4.T.V,
2200 Copenhagen N, Denmark
(Address of Witness)